NEWS RELEASE

Contact:	Nicholas Conrad	Date:	November 17, 2014
VP, Finance & Treasurer
Cell Phone: 419-356-4126
Office Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

The Andersons to Combine Turf & Specialty and Plant Nutrient Groups
MAUMEE, Ohio, Nov. 17, 2014 -- The Andersons, Inc. (Nasdaq: ANDE) announces today its plans to combine the Turf & Specialty and Plant Nutrient groups into a yet to be named combined operating group.
"The Turf & Specialty and Plant Nutrient groups have become closely aligned in the customers they serve, the products and services they offer, the manner in which they operate and in their growth strategies," says COO Hal Reed. "We believe the two groups are stronger together than separate. This move offers additional growth opportunities, enhances profitability and, most importantly, takes our customer service to the next level."
Leading the combined group will be Bill Wolf, who currently serves as the President of the Plant Nutrient Group. Tom Waggoner, currently the President of the Turf & Specialty Group, will assume a new role as corporate Vice President, Marketing and Operations Services.
With leadership changes expected to occur at the first of the year, full integration, and subsequent reporting changes, will occur later in 2015.
About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.

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